Item 77C – The European Equity Fund, Inc.

REPORT OF ANNUAL MEETING OF STOCKHOLDERS (unaudited)

The Annual Meeting of Stockholders (the “Meeting”) of The European Equity Fund, Inc. was held on June 30, 2016.  At the close of business on May 17, 2016, the record date for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 8,514,200 shares of the Fund’s common stock, each share being entitled to one vote, constituting all of the Fund’s outstanding voting securities.  At the Meeting, the holders of 7,089,885 shares of the Fund’s common stock were represented in person or by proxy, constituting a quorum.  At the Meeting, the following matters were voted upon by the stockholders.  The resulting votes are presented below:

1.	To elect two (2) Class II Directors, each to serve for a term of three years and until his successor is elected and qualifies.

Number of Votes

	For	Withheld
Ambassador Richard R. Burt	4,863,230	2,226,654
Mr. Joachim Wagner	6,889,571	200,314

2.
To ratify the appointment by the Audit Committee and the Board of Directors of PricewaterhouseCoopers LLP, an independent public accounting firm, as independent auditors for the fiscal year ending December 31, 2016.

Number of Votes

For	Against	Abstain
6,897,969	81,555	151,607

3.	To adopt Articles of Amendment to the Fund’s charter to eliminate the classification of the Board of Directors.

Number of Votes

For	Against	Abstain
3,369,553	654,061	196,402
The adoption of the Articles of Amendment to the Fund’s charter required the affirmative vote of shareholders entitled to vote more than 50% of the 8,514,200 shares of the Fund’s common stock interest entitled to be cast on the matter (e.g., more than 4,257,100 shares).

As the proposal to adopt the Articles of Amendment to the Fund’s charter was not approved, the Board will continue to operate under its classified structure.

As of June 30, 2016, the Fund’s Board of Directors is as follows:

Christian H. Strenger	Chairman and Director (interested)	since 1986 Class III – term expires 2017
Dr. Wilhelm Bender	Director (non-interested)	since 2013 Class I – term expires 2018
Detlef Bierbaum	Director (non-interested)	since 1986 Class I – term expires 2018
Richard R. Burt	Director (non-interested)	since 2000 Class II – term expires 2019
Walter C. Dostmann	Director (non-interested)	Since 2015 Class I – term expires 2018
Richard Karl Goeltz	Director (non-interested)	since 2008 Class III – term expires 2017
Dr. Franz Wilhelm Hopp	Director (non-interested)	since 2008 Class III – term expires 2017
Dr. Friedbert Malt (1)	Director (non-interested)	since 2007 Class II – term expires 2016
Joachim Wagner	Director (non-interested)	since 2009 Class II – term expires 2019

(1)	Dr. Friedbert Malt retired from the Board of Directors as of July 25, 2016.